Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2013 Results

- Total revenue was $2.9 billion with organic revenue growth of 3% -

- EPS from continuing operations was $0.76 -

Second Quarter Summary

•                  EPS from continuing operations increased 4% to $0.76

•                  EPS from continuing operations, adjusted for certain items, increased 9% to $1.11

•                  Risk Solutions revenue increased 2% to $1.9 billion with organic revenue growth of 3%

•                  Risk Solutions operating margin was 20.1% and the operating margin, adjusted for certain items, increased 60 basis points to 22.5%

•                  HR Solutions revenue increased 3% to $956 million with organic revenue growth of 2%

•                  HR Solutions operating margin was 3.8% and the operating margin, adjusted for certain items, decreased 50 basis points to 14.9%

•                  Cash flow from operations increased $49 million to $333 million, and free cash flow increased 20%, or $45 million, to $271 million

•                  Repurchased 3.5 million Class A Ordinary Shares for approximately $225 million

•                  On April 15, 2013, the Company announced an 11% increase to the annual cash dividend

LONDON — July 26, 2013 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2013.

Net income attributable to Aon shareholders from continuing operations was $241 million, or $0.76 per share, compared to $247 million, or $0.73 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, increased 9% to $1.11, compared to $1.02 in the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our second quarter results reflect organic growth across each of our major segments, continued margin improvement in Risk Solutions, twenty percent growth in free cash flow and the repurchase of $225 million of ordinary shares in the quarter,” said Greg Case, president and chief executive officer. “Our solid financial performance has absorbed significant investments made in areas such as the Global Risk Insight Platform and in healthcare exchanges, strengthening our industry-leading platform for long-term growth, strong free cash flow generation and increased financial flexibility.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $2.9 billion compared to the prior year quarter primarily driven by a 3% increase in organic revenue and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, partially offset by a 1% unfavorable impact from foreign currency translation and a 25% decline in investment income due to lower average interest rates.

Total operating expenses for the second quarter increased 4% to $2.5 billion compared to the prior year quarter at $2.4 billion due primarily to a 3% increase in organic revenue, a $40 million increase in formal restructuring costs and the inclusion of $10 million of expenses from acquisitions, partially offset by savings related to the restructuring programs, a $19 million favorable impact from foreign currency translation and a $13 million decline in headquarter relocation costs.

Depreciation expense increased 4%, or $2 million, to $59 million compared to the prior year quarter.

Intangible asset amortization expense decreased 5%, or $5 million, to $99 million compared to the prior year quarter due primarily to a $4 million decrease in HR Solutions relating to assets associated with the merger with Hewitt.

Restructuring expenses increased $40 million to $53 million compared to $13 million in the prior year quarter primarily driven by lease consolidations.  In the second quarter, the Company incurred $36 million of costs in the HR Solutions segment and $17 million of costs in the Risk Solutions segment related to the Aon Hewitt restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this press release.

Restructuring savings in the second quarter related to the Aon Hewitt restructuring program are estimated at $78 million compared to $57 million in the prior year quarter.  Of the estimated savings in the second quarter, approximately $62 million were related to the HR Solutions segment compared to $47 million in the prior year quarter and approximately $16 million were related to the Risk Solutions segment compared to $10 million in the prior year quarter.

Before any potential reinvestment of savings, the Aon Hewitt restructuring program is now expected to deliver cumulative savings of $378 million by the end of 2014, an increase of $98 million from the original estimated savings of $280 million.  Associated with the increase in cumulative savings, restructuring expenses to complete the program are expected to total $411 million. To date, the Company has incurred approximately 81% of the total costs necessary to deliver the remaining savings, and expects to incur 100% by the end of 2013.

Approximately $288 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in HR Solutions by the end of 2014.  As of the second quarter, an estimated $227 million of cumulative savings have been achieved in HR Solutions.

Approximately $90 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions by the end of 2014.  As of the second quarter, an estimated $51 million of cumulative savings have been achieved in Risk Solutions.

Foreign currency exchange rates in the second quarter had a $0.02 per share, or $7 million pretax ($7 million in Risk Solutions), unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations was 26.4% in the second quarter.  The Company currently expects that its full-year effective tax rate for 2013 will be approximately 26.0%, but the tax rate for 2013 may change depending upon discrete tax adjustments and the geographic distribution of income.  The Company currently expects that over time the reduction in its effective tax rate on net income from continuing operations will be greater than previously anticipated.  The actual effective tax rate in any particular period will depend upon discrete tax adjustments and changes in the geographic distribution of income.

Average diluted shares outstanding decreased to 317.1 million in the second quarter compared to 335.6 million in the prior year quarter.  The Company repurchased 3.5 million Class A Ordinary Shares for approximately $225 million in the second quarter.  The Company has $3.5 billion of remaining authorization under its share repurchase program.

Cash flow from operations increased 17%, or $49 million, to $333 million in the second quarter due primarily to improved working capital and a $43.5 million favorable impact from settlement of a non-recurring one-time legal matter, partially offset by a $41 million increase in cash paid for taxes.  Free cash flow, as defined by cash flow from operations less capital expenditures, increased 20%, or $45 million, to $271 million in the second quarter driven by improved cash flow from operations.  A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarters of 2013 and 2012.  The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Retail	$1,562	$1,511	3%	(1)%	—%	4%
Reinsurance	376	380	(1)	(2)	(1)	2
Subtotal	$1,938	$1,891	2%	(1)%	—%	3%
Investment Income	6	8	(25)
Total Revenue	$1,944	$1,899	2%

Risk Solutions total revenue increased 2% to $1.9 billion compared to the prior year quarter due to 3% organic growth in commissions and fees, partially offset by a 1% unfavorable impact from foreign currency translation and a 25% decline in investment income.

Retail Brokerage organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 5% reflecting improved growth across all regions driven by new business generation in US Retail and Canada, and strong management of the renewal book portfolio across all regions, particularly Latin America.  International organic revenue increased 3% driven by strong growth in New Zealand, France and emerging markets, partially offset by a modest decline in Germany.

Reinsurance organic revenue increased 2% due primarily to growth in net new business in international treaty placement and capital market transactions and advisory business, partially offset by an unfavorable market impact and higher cedent retentions.

	Three Months Ended
	June 30,	June 30,	%
(millions)	2013	2012	Change
Revenue	$1,944	$1,899	2%
Expenses
Compensation and benefits	1,096	1,051	4
Other general expenses	457	464	(2)
Total operating expenses	1,553	1,515	3%

Operating income	$391	$384	2%
Operating margin	20.1%	20.2%

Operating income - adjusted	$437	$416	5%
Operating margin - adjusted	22.5%	21.9%

Compensation and benefits for the second quarter increased 4%, or $45 million, compared to the prior year quarter due primarily to 3% organic revenue growth, a $9 million increase in restructuring costs related to the Aon Hewitt restructuring program and an increase in costs for certain restructuring-related projects in Europe, partially offset by an $8 million favorable impact from foreign currency translation and savings related to the restructuring programs.

Other general expenses for the second quarter decreased 2%, or $7 million, compared to the prior year quarter due primarily to a $43.5 million favorable impact from settlement of a non-recurring one-time legal matter, a $5 million favorable impact from foreign currency translation and savings related to the formal Aon Hewitt restructuring program, partially offset by non-recurring charges of $29 million for increased errors and omissions expense and $20 million of legacy, non-recurring claims handling costs recognized during the quarter.

Second quarter operating income increased 2% to $391 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 5%, or $21 million, compared to the prior year quarter, and operating margin increased 60 basis points to 22.5% primarily driven by organic revenue growth and savings related to the restructuring programs, partially offset by a 20 basis point unfavorable impact from a decline in investment income and unfavorable foreign currency translation.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Organic
Fees and Other	2013	2012	Change	Impact	Other	Revenue
Consulting Services	$388	$366	6%	(1)%	1%	6%
Outsourcing	578	570	1	—	1	—
Intersegment	(10)	(5)	N/A	N/A	N/A	N/A
Subtotal	$956	$931	3%	—%	1%	2%
Investment Income	—	—	N/A
Total Revenue	$956	$931	3%

HR Solutions total revenue increased 3% to $956 million compared to the prior year quarter driven by 2% organic growth in commissions and fees and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures.

Organic revenue in Consulting Services increased 6% driven primarily by strong growth in retirement and investment consulting and modest growth in communications consulting.  Organic revenue in Outsourcing was flat to the prior year quarter due primarily to growth in net new client wins and demand for discretionary services in HR BPO and healthcare exchanges offset by an anticipated modest decline in benefits administration.

	Three Months Ended
	June 30,	June 30,	%
(millions)	2013	2012	Change
Revenue	$956	$931	3%
Expenses
Compensation and benefits	589	565	4
Other general expenses	331	308	7
Total operating expenses	920	873	5%

Operating income	$36	$58	(38)%
Operating margin	3.8%	6.2%

Operating income - adjusted	$142	$143	(1)%
Operating margin - adjusted	14.9%	15.4%

Compensation and benefits for the second quarter increased 4%, or $24 million, compared to the prior year quarter due primarily to 2% organic revenue growth and investments in key talent, partially offset by savings related to the Aon Hewitt restructuring program.

Other general expenses for the second quarter increased 7%, or $23 million, from the prior year quarter due primarily to a $29 million increase in restructuring costs related to the Aon Hewitt restructuring program and 2% organic revenue growth, partially offset by savings related to the Aon Hewitt restructuring program and a $4 million decrease in intangible asset amortization.

Second quarter operating income decreased 38% to $36 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 1%, or $1 million, to $142 million, and operating margin decreased 50 basis points to 14.9% versus the prior year quarter due primarily to an unfavorable revenue mix shift and investments in long-term growth opportunities, partially offset by organic revenue growth and savings related to the Aon Hewitt restructuring program.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	June 30,	June 30,	%
(millions)	2013	2012	Change
Risk Solutions	$391	$384	2%
HR Solutions	36	58	(38)
Unallocated expenses	(45)	(48)	(6)
Operating income from continuing operations before tax	$382	$394	(3)%
Interest income	2	2	—
Interest expense	(48)	(57)	(16)
Other income	6	12	50
Income from continuing operations before tax	$342	$351	3%

Unallocated expenses decreased $3 million to $45 million due primarily to a decrease in expenses related to the Company’s redomicile to the UK.  Interest income was similar to the prior year quarter at $2 million.  Interest expense decreased $9 million to $48 million due primarily to both a decline in the average rate and the total amount of debt outstanding.  Other income of $6 million includes a $4 million net gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and a $2 million net gain on certain Company owned life insurance plans and other long-term investments.  The prior year quarter includes a $16 million net gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, partially offset by $8 million of losses on certain Company owned life insurance plans and other long-term investments.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, July 26, 2013 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 65,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries;  the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue, free cash flow and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44-207-086-0100	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2013	June 30, 2012	Percent Change	June 30, 2013	June 30, 2012	Percent Change
Revenue
Commissions, fees and other	$2,891	$2,813	3%	$5,799	$5,642	3%
Fiduciary investment income	6	8	(25)	13	20	(35)
Total revenue	2,897	2,821	3	5,812	5,662	3

Expenses
Compensation and benefits	1,712	1,639	4	3,437	3,300	4
Other general expenses	803	788	2	1,583	1,566	1
Total operating expenses	2,515	2,427	4	5,020	4,866	3
Operating income	382	394	(3)	792	796	(1)

Interest income	2	2	—	3	5	(40)
Interest expense	(48)	(57)	(16)	(100)	(116)	(14)
Other income	6	12	(50)	15	12	25
Income from continuing operations before income taxes	342	351	(3)	710	697	2
Income taxes (1)	90	96	(6)	186	193	(4)
Income from continuing operations	252	255	(1)	524	504	4

Loss from discontinued operations before income taxes	—	(1)	(100)	—	(1)	(100)
Income taxes (2)	—	—	—	—	—	—
Loss from discontinued operations	—	(1)	(100)	—	(1)	(100)

Net income	252	254	(1)	524	503	4
Less: Net income attributable to the noncontrolling interests	11	8	38	22	19	16
Net income attributable to Aon shareholders	$241	$246	(2)%	$502	$484	4%

Net income (loss) attributable to Aon shareholders:
Income from continuing operations	$241	$247	(2)%	$502	$485	4%
Loss from discontinued operations	—	(1)	(100)	—	(1)	(100)
Net income	$241	$246	(2)%	$502	$484	4%
Basic net income per share attributable to Aon shareholders
Income from continuing operations	$0.77	$0.74	4%	$1.59	$1.46	9%
Income from discontinued operations	—	—	—	—	—	—
Net income	$0.77	$0.74	4%	$1.59	$1.46	9%

Diluted net income per share attributable to Aon shareholders
Income from continuing operations	$0.76	$0.73	4%	$1.58	$1.44	10%
Income from discontinued operations	—	—	—	—	—	—
Net income	$0.76	$0.73	4%	$1.58	$1.44	10%

Weighted average ordinary shares outstanding - diluted	317.1	335.6	(6)%	318.6	336.1	(5)%

(1)   The effective tax rate is 26.4% and 27.5% for the three months ended June 30, 2013 and 2012, respectively and 26.2% and 27.8% for the six months ended June 30, 2013 and 2012, respectively.

(2)   Tax rate for discontinued operations is not meaningful for the three and six months ended June 30, 2013 and 2012, respectively.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended				Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	Organic Revenue (1)	June 30, 2013	June 30, 2012	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,938	$1,891	2%	3%	$3,902	$3,784	3%	3%
HR Solutions	956	931	3	2	1,910	1,876	2	1
Total Operating Segments	$2,894	$2,822	3%	3%	$5,812	$5,660	3%	3%

Fiduciary Investment Income
Risk Solutions	$6	$8	(25)%		$13	$20	(35)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$6	$8	(25)%		$13	$20	(35)%

Total Revenue
Risk Solutions	$1,944	$1,899	2%		$3,915	$3,804	3%
HR Solutions	956	931	3		1,910	1,876	2
Intersegment	(3)	(9)	67		(13)	(18)	28
Total	$2,897	$2,821	3%		$5,812	$5,662	3%

(1)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	June 30, 2013	June 30, 2012	Percent Change
Revenue
Commissions, fees and other	$1,938	$1,891	2%	$3,902	$3,784	3%
Fiduciary investment income	6	8	(25)	13	20	(35)
Total revenue	1,944	1,899	2	3,915	3,804	3

Expenses
Compensation and benefits	1,096	1,051	4	2,206	2,122	4
Other general expenses	457	464	(2)	915	932	(2)
Total operating expenses	1,553	1,515	3	3,121	3,054	2

Operating income	$391	$384	2%	$794	$750	6%

Operating margin	20.1%	20.2%		20.3%	19.7%

HR Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	June 30, 2013	June 30, 2012	Percent Change
Revenue
Commissions, fees and other	$956	$931	3%	$1,910	$1,876	2%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	956	931	3	1,910	1,876	2

Expenses
Compensation and benefits	589	565	4	1,179	1,134	4
Other general expenses	331	308	7	644	611	5
Total operating expenses	920	873	5	1,823	1,745	4

Operating income	$36	$58	(38)%	$87	$131	(34)%

Operating margin	3.8%	6.2%		4.6%	7.0%

Total Operating Income (Loss)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	June 30, 2013	June 30, 2012	Percent Change
Risk Solutions	$391	$384	2%	$794	$750	6%
HR Solutions	36	58	(38)	87	131	(34)
Unallocated	(45)	(48)	(6)	(89)	(85)	5
Total operating income	$382	$394	(3)%	$792	$796	(1)%

Total operating margin	13.2%	14.0%		13.6%	14.1%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$826	$794	4%	(1)%	—%	5%
International	736	717	3	(1)	1	3
Total Retail brokerage	1,562	1,511	3	(1)	—	4
Reinsurance brokerage	376	380	(1)	(2)	(1)	2
Total Risk Solutions	1,938	1,891	2	(1)	—	3
HR Solutions Segment:
Consulting services	388	366	6	(1)	1	6
Outsourcing	578	570	1	—	1	—
Intrasegment	(10)	(5)	N/A	N/A	N/A	N/A
Total HR Solutions	956	931	3	—	1	2
Total Operating Segments	$2,894	$2,822	3%	(1)%	1%	3%

	Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,512	$1,445	5%	(1)%	1%	5%
International	1,612	1,560	3	—	—	3
Total Retail brokerage	3,124	3,005	4	(1)	1	4
Reinsurance brokerage	778	779	—	(1)	—	1
Total Risk Solutions	3,902	3,784	3	(1)	1	3
HR Solutions Segment:
Consulting services	770	746	3	(1)	—	4
Outsourcing	1,159	1,138	2	—	1	1
Intrasegment	(19)	(8)	N/A	N/A	N/A	N/A
Total HR Solutions	1,910	1,876	2	—	1	1
Total Operating Segments	$5,812	$5,660	3%	(1)%	1%	3%

Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2013	June 30, 2012	Percent Change	June 30, 2013	June 30, 2012	Percent Change
Cash Provided By (Used For) Operations	$333	$284	17%	$387	$269	44%
Less: Capital Expenditures	(62)	(58)	7	(122)	(129)	(5)
Free Cash Flow (3)	$271	$226	20%	$265	$140	89%

(1)         Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)         Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)         Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,944	$956	$(3)	$2,897	$3,915	$1,910	$(13)	$5,812

Operating income (loss) - as reported	$391	$36	$(45)	$382	$794	$87	$(89)	$792
Restructuring charges	17	36	—	53	28	51	—	79
Intangible asset amortization	29	70	—	99	58	140	—	198
Headquarters relocation costs	—	—	1	1	—	—	4	4
Operating income (loss) - as adjusted	$437	$142	$(44)	$535	$880	$278	$(85)	$1,073

Operating margins - as adjusted	22.5%	14.9%	N/A	18.5%	22.5%	14.6%	N/A	18.5%

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,899	$931	$(9)	$2,821	$3,804	$1,876	$(18)	$5,662

Operating income (loss) - as reported	$384	$58	$(48)	$394	$750	$131	$(85)	$796
Restructuring charges	2	11	—	13	13	20	—	33
Intangible asset amortization	30	74	—	104	60	148	—	208
Headquarters relocation costs	—	—	14	14	—	—	17	17
Operating income (loss) - as adjusted	$416	$143	$(34)	$525	$823	$299	$(68)	$1,054

Operating margins - as adjusted	21.9%	15.4%	N/A	18.6%	21.6%	15.9%	N/A	18.6%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(millions except per share data)	2013	2012	2013	2012
Operating income - as adjusted	$535	$525	$1,073	$1,054
Interest income	2	2	3	5
Interest expense	(48)	(57)	(100)	(116)
Other income	6	12	15	12

Income before income taxes - as adjusted	495	482	991	955
Income taxes (2)	131	133	260	265
Net income - as adjusted	364	349	731	690
Less: Net income attributable to noncontrolling interests	11	8	22	19
Net income attributable to Aon shareholders - as adjusted	$353	$341	$709	$671

Diluted net income per share attributable to Aon shareholders - as adjusted	$1.11	$1.02	$2.23	$1.99

Weighted average ordinary shares outstanding - diluted	317.1	335.6	318.6	336.1

(1)         Certain noteworthy items impacting operating income in 2013 and 2012 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)         The effective tax rate is 26.4% and 27.5% for the three months ended June 30, 2013 and 2012, respectively and 26.2% and 27.8% for the six months ended June 30, 2013 and 2012, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Full Year 2012	Second Quarter 2013	Six Months 2013	Total to Date	Estimated Total
Workforce reduction	$49	$64	$74	$14	$38	$225	$261
Lease consolidation	3	32	18	34	36	89	128
Asset impairments	—	7	4	3	3	14	15
Other costs associated with restructuring	—	2	2	2	2	6	7
Total restructuring and related expenses	$52	$105	$98	$53	$79	$334	$411

By Segment: (2)

HR Solutions	52	49	66	36	51	218	249
Risk Solutions	—	56	32	17	28	116	162
Total restructuring and related expenses	$52	$105	$98	$53	$79	$334	$411

(1)         In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)         Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$266	$291
Short-term investments	307	346
Receivables, net	2,838	3,101
Fiduciary assets (1)	12,576	12,214
Other current assets	406	430
Total Current Assets	16,393	16,382
Goodwill	8,795	8,943
Intangible assets, net	2,736	2,975
Fixed assets, net	808	820
Investments	172	165
Other non-current assets	1,158	1,201
Total Assets	$30,062	$30,486

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,576	$12,214
Short-term debt and current portion of long-term debt	427	452
Accounts payable and accrued liabilities	1,423	1,853
Other current liabilities	769	831
Total Current Liabilities	15,195	15,350
Long-term debt	4,012	3,713
Pension, other post retirement and other post employment liabilities	1,897	2,276
Other non-current liabilities	1,340	1,342
Total Liabilities	22,444	22,681

EQUITY
SHAREHOLDERS’ EQUITY
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,560	4,436
Retained earnings	5,805	5,933
Accumulated other comprehensive loss	(2,809)	(2,610)
Total Aon Shareholders’ Equity	7,559	7,762
Noncontrolling interests	59	43
Total Equity	7,618	7,805
Total Liabilities and Equity	$30,062	$30,486

(1) Includes short-term investments:  2013 - $4,088, 2012 - $4,029

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
(millions)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$252	$254	$524	$503
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of fixed assets	59	57	118	112
Amortization of intangible assets	99	104	198	208
Share-based compensation expense	68	50	137	105
Deferred income taxes	11	7	24	23
Change in assets and liabilities:
Fiduciary receivables	(612)	(857)	(654)	(1,501)
Short term investments - funds held on behalf of clients	110	(457)	(212)	(519)
Fiduciary liabilities	502	1,314	866	2,020
Receivables, net	17	20	191	81
Accounts payable and accrued liabilities	(14)	(49)	(431)	(500)
Restructuring reserves	11	(22)	(5)	(38)
Current income taxes	(45)	7	(110)	48
Pension and other post employment liabilities	(95)	(90)	(291)	(200)
Other assets and liabilities	(30)	(54)	32	(73)
CASH PROVIDED BY OPERATIONS	333	284	387	269

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	5	15	23	51
Purchases of long-term investments	(3)	(4)	(6)	(7)
Net sales (purchases) of short-term investments - non-fiduciary	45	(24)	29	259
Acquisition of businesses, net of cash acquired	(21)	(59)	(23)	(82)
Proceeds from sale of business	—	1	1	1
Capital expenditures	(62)	(58)	(122)	(129)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(36)	(129)	(98)	93

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(225)	(250)	(525)	(350)
Issuance of shares for employee benefit plans	21	15	57	64
Issuance of debt	1,764	257	2,914	332
Repayment of debt	(1,892)	(165)	(2,607)	(305)
Cash dividends to shareholders	(55)	(53)	(105)	(102)
Purchase of shares from noncontrolling interests	1	1	—	1
Dividends paid to noncontrolling interests	(6)	(5)	(6)	(6)
CASH USED FOR FINANCING ACTIVITIES	(392)	(200)	(272)	(366)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(47)	8	(42)	18
Net (Decrease) Increase in Cash and Cash Equivalents	(142)	(37)	(25)	14
Cash and Cash Equivalents at Beginning of Period	408	323	291	272
Cash and Cash Equivalents at End of Period	$266	$286	$266	$286